                                                Filed Pursuant to Rule 424(b)(3)
                                         Form S-3; Commission File No. 333-51483


                         SECOND PROSPECTUS SUPPLEMENT TO
                         FRESH AMERICA CORP. PROSPECTUS
                              DATED APRIL 30, 1998


Referring to the Fresh America Corp. Prospectus dated April 30, 1998, the table in the section entitled "Selling Shareholders" on page 7 is hereby replaced with the following table effective as of June 18, 1998:

                                                  Beneficial Ownership             Beneficial Ownership
                                                  As of June 18, 1998                 After Offering
                                       ----------------------------------------  -------------------------
                                         Number of   Percent of     Shares to     Number of    Percent of
Name of Beneficial Owner                  Shares      Class (1)     be Sold (2)     Shares        Class
------------------------               ------------ ------------   ------------  -----------  ------------
Jack Cancellieri                         185,534        3.9%         185,534          0             0%
Arnold Fogle                               1,178         *             1,178          0             0%
Bill Kertes                               14,375         *            14,375          0             0%
Peter Miller                               9,375         *             9,375          0             0%
Agustino Sarraino                          1,178         *             1,178          0             0%
Fernando Vargas                           74,903        1.6%          74,903          0             0%
Arnold Fogle Holdings Limited(3)          56,548        1.2%          56,548          0             0%
First Lawrence Capital Corp.              23,592         *            23,592          0             0%
Salsar Holdings Limited                      392         *               392          0             0%
Sarraino Holdings Limited(4)              56,548        1.2%          56,548          0             0%
William P. Boone                          38,805         *            38,805          0             0%
Mike Hale                                 12,335         *            12,335          0             0%
Greg Rowe                                 12,335         *            12,335          0             0%
James Boone                                4,625         *             4,625          0             0%
Carol Boone                                4,625         *             4,625          0             0%

---------------
*        Less than one percent

(1) Computed based on the shares of Common Stock outstanding as of April 3, 1998, plus the total number of shares of Common Stock that certain Selling Shareholders have the right to acquire within 60 days of the date of this Prospectus. Such shares of Common Stock issuable within such 60 days, however, are not deemed outstanding for purposes of computing the percentage of ownership of any other person.

(2)      Assumes all the shares of Common Stock that may be offered are sold.

(3) Arnold Fogle, a Selling Shareholder, owns all of the outstanding capital stock of Arnold Fogle Holdings Limited.

(4) Agustino Sarraino, a Selling Shareholder, owns all of the outstanding capital stock of Sarraino Holdings Limited.



            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 18, 1998.